Obligatory Advance Promissory Note - Secured

$400,000.00	November 30, 2004	Orange, California

FOR VALUE RECEIVED, the receipt and adequacy of which is hereby acknowledged, Centergistic Solutions, Inc., a California corporation ("Borrower"), promises to pay to the order of Venture Communications Corporation, a Nevada corporation (the "Payee"), at such place as may be designated in writing by the holder of this Obligatory Advance Promissory Note - Secured (the "Note"), the principal amount of Four Hundred Thousand Dollars ($400,000.00), or such lesser principal amount as may be equal to the aggregate unpaid amount of all advances made to Borrower pursuant to this Note, together with interest on the unpaid principal amount thereof at the rate of ten percent (10%) simple interest per annum (the "Note Rate"). Interest shall be due and payable monthly.

Borrower is entitled to request and receive advances pursuant to this Note from time to time. The Board of Directors of Venture Communications has authorized this Note, in a meeting dated October 15, 2004. The entire unpaid principal amount of this Note, together with all accrued but unpaid interest thereon and other proper amounts and charges due hereunder, will become immediately all due and payable on July 1, 2005 (the “Payoff Date”).

Borrower may prepay any portion of this Note at any time prior to the Payoff Date without prepayment penalty of any kind. Borrower must pay all interest currently due, on the first day of each calendar month. Payments of principal and interest will be made in legal tender of the United States of America. All payments made pursuant to this Note will be first applied to accrued and unpaid interest, then to other proper charges under this Note, and the balance, if any, to principal. All payments will be made to Venture Communications Corporation at or mailed via the USPS to:

Venture Communications
6 Venture
Suite 100
Irvine, CA 92618

To secure full payment and timely performance of each of Borrower's obligations hereunder, Borrower hereby grants to Payee and/or the holder of this Note (“Holder”) a security interest pursuant to applicable law in and to all of Borrower’s personal property described as follows (the "Collateral"):

All of Borrower's real and personal assets and properties, tangible and intangible, including without limitation all software, computer programming, technology, intellectual property, equipment, patents, inventory, accounts receivable, securities, contract rights and license agreements.

OBLIGATORY ADVANCE PROMISSORY NOTE - SECURED
Centergistic Solutions, Inc.
November 30, 2004

Borrower will, from time to time, and at its expense, execute, deliver, file and record any statement, assignment, instrument, document, security agreement, or other agreement, and take any action (including, without limitation, any filings of Financing Statements on form UCC-1, or continuation statements under the UCC) that from time to time may be reasonably requested by Holder to obtain the benefits of this Note, or with respect to any of the Collateral. Further, Holder may take such actions as it deems reasonably necessary or appropriate to perfect its security interest in any item of Collateral, and to the extent permitted by law, Borrower hereby grants Payee and/or Holder a durable, irrevocable power of attorney to sign and file such documents as Payee/Holder deems reasonably necessary or appropriate for that purpose. Borrower agrees that a copy of this Note is sufficient as a ‘Financing Statement’ pursuant to the UCC. Borrower understands that the foregoing security interest in the Collateral will be a con-tinuing lien and will include the proceeds and products of such Collateral.

Notwithstanding anything herein to the contrary, the entire unpaid principal amount of this Note, together with all accrued but unpaid interest thereon and other unpaid charges hereunder, will immediately become all due and payable at the election of Holder (i) if the maker of this Note, or any guarantor of this Note (the “Guarantor”), dies or makes an election to wind up and dissolve, or dissolves; (ii) upon any failure of Borrower to fully pay any Delinquent Amount to Holder within thirty (30) business days after written demand for such payment is given by Holder; (iii) if Borrower or Guarantor makes an assignment for the benefit of its creditors; or (iv) if Borrower or Guarantor becomes unable to pay its debts as they mature, insolvent or the subject of any proceeding under any bankruptcy, insolvency or debtor's relief law, including without limitation, any bankruptcy proceeding. Thereafter, the Note Rate will be an annual rate of interest equal to the greater of (i) ten percent (10%), or (ii) the advance rate to member banks established by the Federal Reserve Bank of San Francisco, California, pursuant to Section 13 of the Federal Reserve Act, plus five (5) percentage points.

Borrower, for itself and its permitted legal representatives, successors and assigns, expressly waives presentment, protest, demand, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, and diligence in collection. Borrower further agrees that Holder may, without notice, extend the time for payment, or otherwise modify the terms of payment of any part or the whole of the debt evidenced hereby, or surrender, release or substitute security for this Note, or assign, transfer or convey any interest in this Note or the security for this Note, or grant any other indulgence or forbearance of any kind. Borrower further waives to the fullest extent of the law (i) any defense that Borrower is exonerated from its obligations pursuant to this Note by reason of any act or omission by Payee, Holder or otherwise, (ii) any negligence by Payee or Holder regarding the exercise of any of its remedies or the perfection of any interest in any collateral or security, (iii) the statute of limitations with respect to Borrower's obligations, and (iv) the right to a trial by jury.

OBLIGATORY ADVANCE PROMISSORY NOTE - SECURED
Centergistic Solutions, Inc.
November 30, 2004

If any installment or other amount payable to Holder pursuant to this Note is not RECEIVED by Holder within thirty (30) days after the date that such installment or other amount becomes first due (the "Due Date"), then such installment or other amount (the "Delinquent Amount") will bear interest from and after the Due Date until paid at the Note Rate or the highest rate then permitted by law, whichever is greater. In addition, Borrower will also pay to Holder each month a late payment processing fee ("Late Fee") in an amount each month equal to six percent (6%) of the Delinquent Amount to defray the expense incident to the administration, processing and collection of the Delinquent Amount. Borrower agrees that it would be impractical to ascertain the exact amount of damage Holder would incur to collect Delinquent Amounts and that the Late Fee is a reasonable estimate by Borrower and Payee of the actual amount of damage which will be incurred by Holder to collect Delinquent Amounts. At the option of Holder from time to time, the Late Fee will be immediately payable or will be payable on the Payoff Date.

Any dispute, action or other proceeding con-cerning this transaction or this Note will be governed by California law and will be resolved by binding arbitration to be held exclusively in Orange County, California. Any party may demand arbitration through written notice to the other (an "Arbitration Demand"). Within fifteen (15) days after the date that the Arbitration Demand is given, each of the parties will confer to select a mutually acceptable arbitrator from the Judicial Arbitration and Mediation Services ("JAMS"). Such arbitrator must be a retired judge and must apply California law, without giving effect to any conflict of law principles. If the parties do not mutually select an arbitrator, or if one party refuses to parti-ci-pate in the selection process, JAMS will promptly select the arbitrator, and such selection will be binding on the parties. If JAMS is unwilling or unable to provide an arbitrator, or if JAMS is not then in the business of private dispute adjudication, the parties will confer to select a substitute arbitrator within fifteen (15) days. If the parties cannot mutually select a substitute arbitrator, or if one party refuses to parti-ci-pate in the process of selecting a substitute arbitrator, the Presiding Judge of the Orange County Superior Court will select the arbitrator upon the request of either party, and such selection will be binding on the parties.

The arbitrator selected as set forth above will schedule the arbitration hearing within sixty (60) days after he or she is first selected. The provisions of sections 1280 and following of the California Code of Civil Procedure relating to arbitration procedure are specifically waived and will not apply to an arbitration pursuant to this Agreement. If a party intends to present expert testimony, all experts such party intends to present as a witness at the arbitration must be identified to the other party, together with the nature of the proposed testimony, prior to the arbitration and each expert must be made reasonably available to the other party for deposition sufficiently in advance of the arbitration as will afford the other party a reasonable opportunity to prepare for the arbitration. Moreover, each party must deliver a of copy of each exhibit, document and similar item that it intends to introduce at the arbitration sufficiently in advance of the arbitration as will afford the other party a reasonable opportunity to prepare for the arbitration. Each of the parties will be permitted to take the deposition of the other party's most knowledgeable percipient witness. Except as stated in this paragraph, the parties will not be permitted any written or oral discovery or depositions of any kind, and the provisions of section 1283.05 of the California Code of Civil Procedure are specifically waived. The arbitrator will have authority to resolve any dispute concerning discovery or the use of expert testimony. The parties will identify issues to be resolved in the arbitration sufficiently in advance of the arbitration as will afford the other party a reasonable opportunity to prepare for the arbitration and will exchange arbitration briefs not less than five days prior to the date of the arbitration.

OBLIGATORY ADVANCE PROMISSORY NOTE - SECURED
Centergistic Solutions, Inc.
November 30, 2004

The arbitrator will have authority to enter a binding judgment even if a party does not appear at the arbitration and may also grant any remedy or relief that the arbitrator reasonably believes to be just or appropriate under California law, except that no exemplary or punitive damages may be awarded. All fees and expenses charged by the arbitrator will be advanced by the party initiating the arbitration. At the conclu-sion of the arbitration, the arbitrator will award the prevailing party its costs, attorneys' fees and disbursements, including all arbitration costs. If the arbitration award is not paid within thirty (30) days after the arbitration award is made, the prevailing party may convert the award into a judgment and execute upon that judgment. The prevailing party will also be entitled to all of its post judgment costs, attorneys' fees and disbursements, incurred in collecting the judgment. To the extent that any rule established by JAMS conflicts with the provisions of this Agreement, this Agreement will be controlling.

This Note may not be changed, modified, amended or terminated orally.

This Note is personally guaranteed by Ricardo G. Brutocao and David M. Cunningham, each as to an undivided fifty percent (50%) of Borrower’s obligations hereunder.

Dated: November 30, 2004	"BORROWER"

CENTERGISTIC SOLUTIONS, INC. a California corporation
	By:	/s/Ricardo G. Brutocao
Ricardo G. Brutocao. President

	By:	/s/David M. Cunningham
David M. Cunningham, CFO